Exhibit 10(iv)
MANAGEMENT AND DEVELOPMENT AGREEMENT
Between
MAB RESOURCES LLC
and
GSL ENERGY CORPORATION
(Amended and Restated)
Effective July 1, 2005

i

(e) Notices	11
(f) Assignment	11
(g) Survival	11
EXHIBITS
A            MAB/GSL Agreements
B            Underlying Agreements
C            Form of Operating Agreement
D            Form of Assignment of Oil and Gas Leases

ii

MANAGEMENT AND DEVELOPMENT AGREEMENT
     THIS MANAGEMENT AND DEVELOPMENT AGREEMENT (“Agreement”) is made effective July 1, 2005 (the “Effective Date”), by and between MAB Resources LLC, with an office at 1601 Blake Street, Suite 505, Denver, Colorado 80202-1329 (hereinafter “MAB”), and GSL Energy Corporation, with an office at 1601 Blake Street, Suite 505, Denver, Colorado 80202-1329 (hereinafter “GSL”). MAB and GSL are sometimes referred to individually as a “Party” and collectively as the “Parties.” The Parties agree as follows:
     WHEREAS, MAB and GSL own or will own undivided working interests in the Leases; and
     WHEREAS, the Parties desire that MAB act as Operator of the Leases, AMIs and Contract Areas; and
     WHEREAS, the Parties have rights and obligations under this Agreement and under the MAB/GSL Agreements in their respective capacities as joint owners of the Leases and as Operator and Non-Operator.
     NOW THEREFORE, based on the above premises and the mutual covenants contained herein, the Parties agree as follows:
1. DEFINITIONS. As used in this Agreement, the following capitalized words and terms shall have the meaning ascribed to them below. Any capitalized term used in this Agreement and not specifically defined in this Agreement shall have the same meaning as in the MAB/GSL Agreements.
     “Agreement” means this Management and Development Agreement, including Exhibits, and any extension, renewal, or amendment hereof agreed to in writing by the Parties.
     “Areas of Mutual Interest” or “AMIs” means those Areas of Mutual Interest or AMIs pertaining to the Leases under the Underlying Agreements.
     “Assignment” means the form of Assignment of Oil and Gas Leases attached hereto as Exhibit D.
     “Carried Interest” means a fractional interest in a Lease, the holder of which has no personal obligation for drilling and operating costs for a specified period of time or specified amount, which are to be paid by the owner or owners of the remaining fraction, who reimburse themselves therefor out of production, if any.
     “Claims” has the meaning set forth in Section 16(a).
     “Concession” means a grant by a sovereign government or an agency or office thereof, pursuant to which the grantee possesses rights, and has related obligations, to explore for, develop, operate and produce Hydrocarbons from the lands owned by such sovereign.

     “Contract Area” means with respect to each MAB/GSL Agreement, the entire geographic area inside the AMI or AMIs established under each such MAB/GSL Agreement.
     “Effective Date” means July 1, 2005.
     “Employees” has the meaning set forth in Section 13(c).
     “Information” has the meaning set forth in Section 13(a).
     “Invention” has the meaning set forth in Section 13(g).
     “Leases” means oil and gas leases under which one or more lessors grant to one or more lessees the rights pertaining to drilling and development of lands for the production and sale of Hydrocarbons, and includes all oil and gas leases which are currently subject to, or will in the future become subject to, the Underlying Agreements or the MAB/GSL Agreements. As used in this Agreement, the term “Leases” shall include Concessions, Production Sharing Contracts, and other similar agreements or arrangements between a mineral owner and a mineral developer or lessee.
     “MAB/GSL Agreements” means the Agreements listed or otherwise identified in Exhibit A, including agreements between MAB and GSL pertaining to the acquisition, exploration and development of oil and gas properties subsequent to the Effective Date.
     “Minimum Override Equivalent” has the meaning set forth in Section 5.
     “Non-Operator” means GSL.
     “Notices” has the meaning set forth in Section 17(e).
     “Operating Agreement” means the AAPL Model Form 610 (1989) Operating Agreement attached hereto as Exhibit C.
     “Operator” means MAB.
     “Production Assets” means wellbores, pipelines, gathering systems, production or processing facilities, surface estate interests, rights-of-way, or other surface uses, and other production related infrastructure on the Leases.
     “Production Sharing Contract” means a form of Concession or Lease.
     “Project Costs” means, without limitation, the purchase price for the Leases and Production Assets as paid by MAB, costs and expenses incurred for the drilling, reworking, sidetracking, deepening, testing, completing, re-completing, equipping, plugging back, plugging and abandoning or operating any wells on the Leases, liquidated damages, recording of oil, gas and mineral leases, assignments, and other transfers of interests in the Leases, abstracts, runsheets, mineral take-offs, title examination, and obtaining title curative material with respect to the Leases, consideration paid, costs associated with easements, rights-of-way, construction and installation of gathering, processing, treating, compression, and transportation infrastructure on the Leases, payments of royalties, overriding royalties, delay rentals, minimum rentals, shut-in gas royalty and the proceeds attributable to any and all production payments, or other burdens, costs of purchasing or shooting seismic on the Leases, costs of gathering, processing, treating, compression, and transportation of production attributable to MAB’s production of oil and gas and attributable to any production payment or overriding royalty, but paid by MAB, severance and ad valorem taxes, and all direct charges attributable to the oversight and administration of all activities conducted on the Leases that would be chargeable under the terms of the Operating Agreement.
     “Services” has the meaning as set forth in Section 3.
     “Statement” has the meaning as set forth in Section 4(b).
     “Underlying Agreements,” means the agreements between MAB and third parties, as listed on Exhibit B, or generally described on Exhibit B.
2. MANAGEMENT AND ACQUISITION OF PROPERTIES: For the purpose of efficient and coordinated management, development and operation of all the jointly owned Leases and Production Assets that are or will be subject to the MAB/GSL Agreements, the Parties hereby enter into this Agreement in accordance with the following:
     (a) It is the Parties’ mutual intent to jointly benefit from the prudent, reasonable, and optimum drilling and development of the Leases and Production Assets. GSL shall have the exclusive right to obtain and receive MAB’s knowledge, Information and operating expertise, and shall have the further exclusive right to acquire an undivided 50% interest in all additional Leases and Production Assets acquired by MAB, subject to the terms of the Underlying Agreements, the AMIs, Section 5, below, and subject to the following guidelines and criteria:
     (i) As a prerequisite to GSL’s right to acquire said undivided 50% interest in Leases, MAB must first actually acquire, or enter into a binding agreement to acquire, the interest in such Lease. GSL shall have no rights whatsoever to claim an interest through MAB in any Lease which is not first acquired by MAB, or subject to a binding agreement to acquire;
     (ii) MAB shall have no obligation to acquire any particular Lease or interest therein, but shall use its reasonable discretion in all such decisions, based on (A) MAB’s economic and technical evaluation of the prospective acquisition; (B) MAB’s and GSL’s available funds and respective ability to pay its share of development costs; and (C) any and all other reasonable and applicable factors and criteria;
     (iii) In the event GSL disagrees with MAB’s decision not to acquire a Lease or any other oil and gas interest, GSL shall have no claim or recourse against MAB for MAB’s decision, and GSL shall have the right to acquire all or any portion of such Lease or interest without any further obligation to MAB with respect such interest;

     (iv) MAB and GSL may, but shall not be obligated to, jointly review and evaluate any potential purchase of Leases by MAB;
     (v) In the event MAB offers to GSL an undivided interest in Leases which MAB has under contract and intends to acquire or actually has acquired, and GSL declines to obtain an interest in said Leases, MAB shall have no further obligation to assign any or all of MAB’s interest in such Leases to GSL; and
     (vi) GSL shall not be obligated to acquire any interest in Leases from MAB, and shall use its sole discretion with regard to any and all offers made by MAB to acquire an interest in Leases.
     (b) Subject to the provisions of Section 2(a), above, GSL shall have the obligation to raise sufficient funds from public and private sources and to apply such funds and proceeds (including funds raised through private placements, public offerings, loan proceeds, profits and earnings, and any other sources) to drill, develop and operate the Leases and Production Assets to the extent reasonable and in accordance with each MAB/GSL Agreement and the terms of this Agreement.
     (c) GSL acknowledges that MAB has fully disclosed to GSL, and MAB represents and warrants to GSL that it has disclosed to GSL, all matters regarding the individual obligations of Marc A. Bruner (“Mr. Bruner”), the sole member of MAB, with respect to Mr. Bruner’s pre-existing and ongoing relationships with Gasco Energy Corporation, Galaxy Energy Corporation, Exxel Energy Corporation, Falcon Oil & Gas Ltd., Global Energy & Minerals LLC, and Eagle Oil & Gas Exploration Company Limited. GSL acknowledges that the obligations of MAB are not the obligations of Mr. Bruner personally. GSL further acknowledges that Mr. Bruner is not exclusively obligated to any of the above-named entities, including MAB, and that Mr. Bruner will neither devote full time to MAB, nor refrain from his continuing obligations to the above-named entities or other existing or not yet formed third party entities during the term of this Agreement.
3. SCOPE OF WORK: Subject to GSL’s right to acquire interests in oil and gas properties from third parties, as stated in Section 2(a)(vi), MAB shall have the exclusive right and obligation to perform the following tasks with respect to Leases that are jointly owned by MAB and GSL: (a) the general tasks described in Section 2, above; (b) the specific tasks required to be performed by the Operator under the Operating Agreement; and (c) additional tasks requested by GSL from time to time during the term of the Agreement, including furnishing equipment, supplies, and other goods and materials necessary to accomplish such tasks (hereinafter collectively referred to as the “Services”). The general provisions set forth in this Agreement and the provisions of the Operating Agreement shall apply to and control all Services. The Parties shall be subject to and bound by any and all agreements, including operating agreements, in effect prior to MAB’s acquisition of Leases or Properties under the Underlying Agreements. In all other cases, MAB and GSL shall be bound by the Operating Agreement. MAB shall perform the Services in a timely manner, and shall use reasonable commercial efforts to meet the schedules and deadlines required under the Operating Agreement or otherwise agreed upon by the Parties from time to time during the term of this Agreement. MAB shall have the authority to subcontract for the specific portion of any Services necessary, which are not included in MAB’s abilities and expertise, including the delegation or assignment of specified obligations to one or more of MAB’s subsidiaries or affiliates.
4. CONSIDERATION AND PAYMENT FOR SERVICES: All compensation and consideration to be paid to MAB by GSL for the Services shall be as follows:
     (a) Operating Costs: In accordance with the terms of the Operating Agreement, or if such Services are outside the scope of the Operating Agreement, the compensation and consideration shall be based on MAB’s time, consistent with MAB’s commercial fee schedule, which shall be comparable to competitors in the applicable geographic area.
     (b) Monthly Statements: Commencing on the Effective Date of this Agreement, and no later than the 10th day of each month thereafter during the term of this Agreement, MAB shall prepare an invoice and a written summary (the “Statement”) of the Services which MAB performed pursuant to this Agreement (and expenses incurred) during the previous month, and shall provide the invoice and Statement to GSL. GSL shall make payment of the above amount within thirty (30) days after receipt of the respective invoice and the Statement.
     (c) Labor, Materials, Equipment and Access: In the performance of the Services under this Agreement, MAB shall furnish any and all necessary labor, personal protective equipment, machinery, equipment, tools, transportation and whatever else is necessary in the performance and completion of the Services other than such items as GSL specifically agrees, in writing, to furnish. MAB shall invoice GSL for its share of all Project Costs in accordance with the Operating Agreement.
5. AGREEMENTS BETWEEN MAB AND GSL: The consideration paid or to be paid by GSL to MAB under the MAB/GSL Agreements shall be as set forth in each such agreement, including the Carried Interest and Reserved Override as described in each such agreement. With respect to MAB/GSL Agreements which are not specifically identified on Exhibit A, MAB shall convey to GSL not less than an undivided 50% interest in all Leases and Production Assets owned or to be owned by MAB pursuant to the Underlying Agreements. The consideration payable by GSL to MAB for such conveyance shall be in accordance with the following:
     (a) Carried Interest: GSL shall carry MAB in an amount not to exceed the first $100 million of Project Costs for development of the Leases covered by each MAB/GSL Agreement. Provided, however, GSL shall advance to MAB on a monthly basis an amount not to exceed $100,000, which shall be credited against GSL’s obligation to carry MAB on the specified Project Costs pertaining to each MAB/GSL Agreement. The commencement of said monthly advance shall be specified in each MAB/GSL Agreement.
     (b) Overriding Royalty Interest: In MAB’s conveyance of Leases and Production Assets to GSL under each MAB/GSL Agreement, MAB shall reserve and except an overriding royalty not to exceed 3% of 8/8ths (proportionately reduced) (the “Reserved Override”);

     (c) After Payment of Specified Project Costs: After GSL has paid the Carried Interest described in Section 5(a), as reduced in accordance with Section 5(a), above, MAB and GSL shall each be responsible for its respective undivided 50% share of Project Costs.
     (d) Operator/Revenues: MAB shall be the Operator in accordance with the terms of this Agreement, and shall receive its 50% share of revenues upon first production and sales.
     (e) Updated Exhibits: The Parties may replace Exhibits A and B with updated copies of Exhibits A and B as further MAB/GSL Agreements and Underlying Agreements are entered into.
6. PROJECT FINANCE: As further consideration from MAB to GSL, upon request from GSL, MAB agrees to pledge its undivided 50% interest in the Leases as a portion of the collateral reasonably necessary and required by a third party lender to GSL under a loan agreement, subject to standard and reasonable terms of such loan agreement (the “Credit Agreement”). Such pledge of collateral by MAB shall be under the same terms and conditions and to same extent as GSL pledges its undivided 50% in the same Leases under the Credit Agreement. Provided, however, MAB shall not be deemed to be the “Borrower” under the Credit Agreement for purposes of making loan payments or for any purpose other than such pledge of collateral. MAB shall not be entitled to directly receive from such lender any portion of the proceeds of such loan, except as specifically provided in the applicable MAB/GSL Agreement or permitted in the Credit Agreement.
7. GSL STOCK OPTIONS: In the event MAB assigns a portion of this Agreement or the obligations under this Agreement to MAB Operating Company LLC (“MAB Operating”), as permitted under Section 17(f), below, MAB Operating may elect to receive a portion of the consideration for its Services in the form of GSL stock options (the “GSL Options”), as follows:
     (a) The value of the GSL Options shall be $.50 a share;
     (b) In order to make such election, MAB Operating must give GSL written notice, specifying the number of GSL Options which MAB Operating desires to purchase, up to 13 million shares; and
     (c) The written notice from MAB Operating shall include MAB Operating’s standard monthly statement or invoice for its Services, and MAB Operating’s calculation of the portion of the Services which MAB Operating has elected to receive in the form of GSL Options.
8. TERM AND TERMINATION: This Agreement shall be effective retroactively from July 1, 2005 and shall continue in effect until the earliest of: (a) Termination of all Leases jointly owned within all the AMIs and Contract Areas; (b) The effective date of the Parties’ mutual written agreement to terminate this Agreement; or (c) Termination by operation of law. The “term of this Agreement” shall mean the period from the Effective Date until such termination under (a), (b) or (c), whichever is applicable. If this

Agreement is terminated, GSL shall pay MAB all amounts due up to the effective date of such termination, subject to any breach or default by MAB and subject to the other provisions of this Agreement. MAB shall fulfill its contractual obligations under this Agreement until the effective date of any such termination.
9. INDEPENDENT CONTRACTOR: In performing the Services, MAB shall operate as and have the status of an independent contractor and shall not act as or be an agent or employee of GSL. As an independent contractor, MAB will be solely responsible for determining the means, manner, and method of performing the Services.
10. GSL’S REPRESENTATIVE: MAB shall make itself available at all reasonable times and places to consult with GSL in connection with the Services. MAB shall report to and consult with the designated GSL employees and/or through such other representatives as may be designated by GSL. The initial designated MAB representative is Marc A. Bruner, and the initial designated GSL representative is Kelly H. Nelson. Until further written notice from GSL to MAB, all such consultations and reports shall be made with or to said individual by e-mail or at the physical addresses set forth in Section 17(e), below.
11. WARRANTY OF SERVICES AND EQUIPMENT: MAB agrees to perform the Services in a professional and workmanlike manner. MAB acknowledges that GSL will be relying on the accuracy, competence, and completeness of the Services rendered and upon MAB’s lawful performance hereunder. MAB further warrants as follows:
     (a) It is entitled to perform this Agreement and it satisfies the conditions required for conducting the Services stipulated by the applicable laws;
     (b) It is experienced and fully qualified to perform the Services;
     (c) All Services will be performed safely and in a good and workmanlike manner and in full compliance with all applicable laws, regulations and standards;
     (d) It has adequate equipment in good working order and fully trained personnel capable of efficiently and safely operating such equipment and performing the Services; and
     (e) All materials, equipment, goods, supplies or manufactured articles furnished by MAB in the performance of the Services shall be free from any defects.
12. FORCE MAJEURE: Neither GSL nor MAB shall be liable to the other for any delays or damages or any failure to act owing to, occasioned or caused by reason of laws or the rules, regulations or orders of any public body, or any official purporting to exercise authority or control regarding the Services, including the use of tools and equipment, or owing to, occasioned or caused by strikes, lockouts, fire, flood, the elements, Acts of God or other causes beyond the reasonable control of the Party affected thereby, and delays due to any of the above causes shall not be deemed to be a breach or failure to perform under this Agreement; provided, however, the Party delayed by such event provides Notice thereof to the other Party as soon as reasonably possible specifying all facts relating thereto, the anticipated consequences thereof, and any proposed actions to be taken in mitigation of adverse consequences.

13. OWNERSHIP AND CONFIDENTIALITY: All knowledge and information acquired or developed by or on behalf of the Parties and paid jointly by the Parties subsequent to the Effective Date hereunder (“Information,” as defined below) shall be and remain the confidential and proprietary information of each such Party in accordance with the following:
     (a) “Information” Defined: For the purposes of this Agreement, “Information” shall mean (i) intellectual property, know-how (of a technical or business nature), data, specifications, documents, techniques, procedures, materials, samples, business plans that are owned or used by or in connection with the Leases or disclosed to GSL by MAB; (ii) any information placed at GSL’s disposal by MAB; (iii) the information relating to MAB and/or its affiliates and subsidiaries obtained by GSL in the course of personal visits through observation or other means; (iv) any information generated in connection with this Agreement by MAB or GSL; (v) information kept by MAB for which MAB has confidentiality obligations to third parties; (vi) the contents of negotiations, discussions, correspondence or other communications carried out between GSL and MAB; and (vii) the provisions of this Agreement.
     (b) Use of Information: Information may be used solely for the purposes expressly contemplated in this Agreement. Use for a purpose different from that expressly contemplated in this Agreement shall be allowed only by MAB’s written permission to GSL or based on a law which requires that all or part of the Information must be disclosed to a governmental agency, or must be publicly disclosed as a result of a law, regulation, or court order.
     (c) Employees: Each Party shall ensure that it and its employees and subcontractors performing on its behalf (hereinafter the “Employees”) maintain strict security over all Information, and shall not disclose any Information directly or indirectly to any person, other than the authorized representatives of such Party, without such Party’s prior written consent.
     (d) General: Neither Party shall use Information in any manner that is detrimental to the other.
     (e) Exclusions: The foregoing obligations of non-disclosure and non-use will not apply to Information that:
     (i) Is or later becomes part of the public domain through no act or omission of a Party;
     (ii) Was known by a Party prior to disclosure by the other Party or prior to when it became known from an independent source under no obligation to the disclosing Party or any other third party to keep such Information confidential, as can be shown by prior documentation; or
     (iii) Is independently developed, as shown by documentation, by a Party or any employee of such Party who did not have access to Information provided by the other Party.

          (f) Applicable Period: The above confidentiality obligations will remain valid and effective for a period of three (3) years after the Term.
          (g) Inventions: During performance of the Services or within two (2) years after the termination of this Agreement, as a result of performing the Services or in relation to the Services or in connection with the Information, if MAB or an Employee(s) creates a work of intellectual property which is or may be protected by intellectual property rights (e.g. invention, know-how etc.) (hereinafter, the “Invention”), MAB shall promptly notify GSL. MAB shall retain ownership of all rights pertaining to the Invention discovered or created. Provided, however, GSL shall have a royalty-free right to use such intellectual property created in the course of the Services for its internal, non-commercial activity, and may not make it public or disclose it to third parties.
14. PUBLICITY: In the absence of the other Party’s prior written approval, or a law, regulation or court order requiring disclosure, neither Party shall: (a) Release any press statements regarding this Agreement or the Services, or otherwise create publications in connection with or referring to the Services performed under this Agreement; (b) Respond to media inquiries; or (c) Use the name of the other Party (or its affiliates or subsidiaries) or the names of any employees of the other Party in any advertising or sales promotional material or in any publication.
15. BREACH, DEFAULT, AND REMEDIES
          (a) MAB’s Breach: If MAB fails to perform any obligation under this Agreement, GSL may give MAB written notice specifying the failure or default and allowing ninety (90) days within which MAB will have to cure and correct such failure or default in a manner satisfactory to GSL. If MAB fails to cure such failure or default within the ninety-day period, GSL may cancel and terminate this Agreement, by written notice to MAB, effective upon MAB’s receipt of said notice. GSL shall have all other rights available to it by law, including, but not limited to, the right to seek damages for breach, including attorney’s fees and costs.
          (b) GSL’s Breach: If GSL fails to perform any obligation under this Agreement, MAB may give GSL written notice specifying the failure or default. GSL shall have ninety (90) days to cure and correct such failure or default, unless it is a failure or refusal to pay money owed, in which case the time allowed for curing such default shall be thirty (30) days. If GSL fails to cure within such time period, MAB shall have the right to terminate this Agreement, effective upon GSL’s receipt of written notice of such termination, and collect all amounts owed to it, together with any and all costs and damages, including but not limited to attorney’s fees and costs.
16. LIABILITY, INDEMNIFICATION AND INSURANCE
          (a) Indemnity By MAB: MAB assumes all liability for and hereby agrees to release, defend, indemnify and hold harmless GSL, its parent, subsidiary, affiliated and related companies, and its and their co-lessees, partners, and joint venturers, and the employees and representatives of all of the foregoing from and against any and all liabilities, claims, liens, damages, fines or penalties, losses, costs, expenses (including attorney’s fees and court costs), and other causes of action (referred to collectively as

“Claims”) directly or indirectly arising out of, in connection with, or resulting from damage to MAB, its subcontractors, or either of their employees, or any other third party directly or indirectly arising out of, in connection with or resulting from any and all the Services performed by MAB, or any other person on MAB’s behalf, under this Agreement or the use of, condition of, or presence on, any premises, vehicles or equipment owned by GSL (or its affiliates or subsidiaries) or owned, used, occupied, operated, chartered, or controlled by MAB or its subcontractors, or either of their employees or representatives, or used for transportation (including but not limited to any structure, platform, aircraft, vessel or other premises and including any ingress, egress, loading or unloading), and expressly including any Claims relating to any damage actually or allegedly occasioned by or incident to or caused by the sole or concurrent negligence, breach of warranty, or fault of MAB or its subcontractors, or either of their employees and representatives, or GSL, or any defects in equipment or premises, whether or not existing prior to this Agreement.
          (b) Investigation By GSL: With respect to any Claim for which MAB owes indemnity, GSL shall be afforded the right and opportunity to participate in any investigation or defense and may elect to conduct any litigation regarding a claim for which it is indemnified through counsel of its own choosing at GSL’s expense.
          (c) Insurance: MAB warrants that its liability and indemnity obligations set forth above are currently supported by insurance, or will be supported by insurance by the time of commencement of operations with respect to each respective Underlying Agreement, sufficient to cover such liability and indemnification obligations, and no less than required under applicable laws and regulations, and MAB warrants that such coverage fulfills the insurance requirements under the Operating Agreement.
17. MISCELLANEOUS
          (a) Waiver: No change in, addition to, or waiver of any of the provisions of this Agreement shall be binding upon either Party unless in writing signed by an authorized representative of each Party. No waiver by either Party of any breach by the other Party of any of the provisions of this Agreement shall be construed as a waiver of any subsequent breach, whether of the same or of a different provision in this Agreement.
          (b) Severability: In the event that any of the provisions, or portions or applications thereof, of this Agreement are held to be unenforceable or invalid by any court, agency or other entity of competent jurisdiction, the validity and enforceability of the remaining provision, or portions or applications thereof, shall not be affected thereby.
          (c) Entire Agreement; Amendment: This Agreement sets forth the full and complete understanding of the Parties hereto as of the date hereof relating to the subject matter hereof and supersedes any and all other agreements or representations, oral or written made or dated prior thereto and may be amended only by a written statement signed by both Parties. Provided, however, this Agreement does not supercede any MAB/GSL Agreement. In the event of a conflict between this Agreement and an MAB/GSL Agreement, the latter shall control.

          (d) Applicable Law; Forum and Venue: This Agreement shall be interpreted and enforced in accordance with the laws of the state of Colorado. The Parties will attempt to resolve any dispute arising out of this Agreement amicably, via mutual discussions in good faith. If the dispute cannot be resolved amicably, the Parties may enforce their rights in accordance with Section 15. For disputes arising out of this Agreement the Parties stipulate the exclusive jurisdiction of any state or federal court in Denver, Colorado.
          (e) Notices: All notices, requests, demands, directions and other communications (“Notices”) concerning this Agreement shall be in writing and shall be mailed, delivered personally, or sent by e-mail or facsimile to the applicable Party at the address of such Party set forth below:
To MAB Resources LLC:
1601 Blake Street, Suite 505
Denver, Colorado 80202
Attention: Marc A. Bruner
Telephone: (212) 729-9099
Facsimile: (303) 572-8927
To GSL Energy Corporation:
1601 Blake Street, Suite 505
Denver, Colorado 80202-1329
Attention: Kelly H. Nelson
Telephone: (801) 596-2022
Facsimile: (303) 572-8927
Each Party shall have the right to change the address to which notices required under this Agreement are to be sent by giving the other Party Notice of the new address in the manner set forth above. However, no change of address shall become effective until written notice of that change shall be given by the Party desiring the address change and the same has been received by the other Party.
          (f) Assignment: MAB’s rights and obligations hereunder are deemed to be personal and may only be assigned to an assignee that has the requisite qualifications and expertise to fulfill MAB’s obligations hereunder. Provided, however, MAB shall have the right to assign all or a portion of its obligations under this Agreement to its wholly-owned subsidiary MAB Operating Company LLC, as long as MAB remains primarily liable and responsible for all of MAB’s obligations under this Agreement and guarantees the performance of MAB Operating Company LLC. This Agreement shall be binding upon and inure to the benefit of GSL, MAB and their respective successors and assigns.
          (g) Survival: All continuing rights and obligations of the Parties shall survive the termination of this Agreement, except as expressly set forth herein.

          IN WITNESS WHEREOF, GSL and MAB have executed this Agreement effective on the Effective Date.

MAB RESOURCES LLC		GSL ENERGY CORPORATION

By:		By:
	Marc A. Bruner, President		Kelly H. Nelson, President

EXHIBIT A
(Attached to MAB/GSL Agreement, effective July 1, 2005)
MAB/GSL Agreements
1.	Exploration and Development Agreement (West Rozel Prospect, Box Elder County, Utah), dated June 1, 2005.

2.	Exploration and Development Agreement (Buckskin Mesa Properties, Rio Blanco County, Colorado), dated effective November 1, 2005.

3.	Exploration and Development Agreement (Piceance II, Garfield County, Colorado), dated effective December 1, 2005.

4.	Agreement for Assignment of Interest in Exploration Permits (Beetaloo Basin, Northern Territory, Australia), dated effective December 10, 2005.

5.	Exploration and Development Agreement (Montana Heavy Oil Project), dated effective January 20, 2006.

6.	Any and all additional agreements between MAB and GSL entered into after July 1, 2005, pertaining to the acquisition, exploration, or development of Leases.

EXHIBIT B
(Attached to MAB/GSL Agreement, effective July 1, 2005)
Underlying Agreements
1.	West Rozel Prospect (Box Elder County, Utah) – Exploration and Development Agreement between MAB Resources LLC and American Oil & Gas Inc., dated August 4, 2005.

2.	Buckskin Mesa (Rio Blanco County, Colorado) – Agreement between MAB Resources LLC and Daniels Petroleum Company, dated August 23, 2005, as amended by the First Amendment, dated October 28, 2005.

3.	Garfield County Prospect – Lease Acquisition and Development Agreement between MAB Resources LLC and Apollo Energy LLC and ATEC Energy Ventures, LLC, dated November 10, 2005.

4.	Australia Prospect – Stock Purchase and Exploration Agreement between MAB Resources LLC and Robert L. Bayless Estate, et al., dated November 9, 2005.

5.	Montana Heavy Oil Project – Lease Acquisition Agreement between MAB Resources LLC and Savannah Exploration, Inc., dated January 13, 2006.

6.	Any and all additional agreements between MAB and third parties entered into after July 1, 2005, pertaining to the acquisition, exploration, or development of Leases.